CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$700,000	$95.48

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 14, 2012 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$700,000 Annual AutoCallable Notes due December 17, 2015 Linked to the Performance of the iShares® MSCI Emerging Markets Index Fund Global Medium-Term Notes, Series A, No. E-7669

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 14, 2012

Issue Date:	December 19, 2012

Final Valuation Date:	December 14, 2015*

Maturity Date:	December 17, 2015**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® MSCI Emerging Markets Index Fund (the “ETF”) (Bloomberg ticker symbol “EEM UP <Equity>”)

Automatic Call:	On any Call Valuation Date, if the Closing Price of the ETF on such Call Valuation Date is greater than or equal to the Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Early Redemption Date.

Call Valuation Dates**:	December 20, 2013 (the first Call Valuation Date), December 15, 2014 (the second Call Valuation Date) and the Final Valuation Date (the final Call Valuation Date).

Early Redemption Date:	The third Business Day after the applicable Call Valuation Date (provided that the final Early Redemption Date will be the Maturity Date).

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•         9.60% × $1,000 if the Notes are automatically called in respect of the first Call Valuation Date

•         19.20% × $1,000 if the Notes are automatically called in respect of the second Call Valuation Date

•         28.80% × $1,000 if the Notes are automatically called in respect of the final Call Valuation Date

Barrier Price:	$32.54, which is 75% of the Initial Price, rounded to the nearest cent as appropriate

Payment at Maturity:

If the Notes are not automatically called, you will receive at maturity (subject to our credit risk):

(i)       if the Final Price of the ETF is less than the Initial Price but equal to or greater than the Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note; and

(ii)      if the Final Price of the ETF is less than the Barrier Price, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return, calculated as follows::

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal at maturity. If the Final Price of the ETF is less than the Barrier Price, your Notes will be fully exposed to any decline of the ETF from the Initial Price of the ETF to the Final Price and you will lose some or all of your principal. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:	The performance of the ETF from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Closing Price:

On any date, the official closing price per share of the ETF on that day as displayed on Bloomberg Professional® service page “EEM UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Initial Price:	$43.38, the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TLS4 and US06741TLS41

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.50%	97.50%
Total	$700,000	$17,500	$682,500

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values is based on the assumptions outlined below and demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the ETF, based on certain percentage changes between the Initial Price and the Final Price of the ETF and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges). The hypothetical examples below do not take into account any reinvestment of any applicable Call Price or any tax consequences from investing in the Notes or a direct investment in the ETF.

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table were determined.

If the Closing Price of the ETF on any Call Valuation Date is equal to or above the Initial Price, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable Call Price on the applicable Early Redemption Date. The applicable Call Price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	9.60% × $1,000 if the Notes are automatically called in respect of the first Call Valuation Date

•	19.20% × $1,000 if the Notes are automatically called in respect of the second Call Valuation Date

•	28.80% × $1,000 if the Notes are automatically called in respect of the final Call Valuation Date

PS–2

If the Notes are not automatically called, the Final Price is determined on the Final Valuation Date and you will receive (subject to our credit risk) a payment at maturity calculated as follows:

•	If the Final Price of the ETF is less than the Initial Price but equal to or greater than the Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold.

•	If the Final Price of the ETF is below the Barrier Price, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, anti-dilution adjustments, reorganization events or events of default occur during the term of the Notes.

•	The call premium percentage applicable to the first Call Valuation Date: 9.60%

•	The call premium percentage applicable to the second Call Valuation Date: 19.20%

•	The call premium percentage applicable to the third Call Valuation Date: 28.80%

•	Initial Price of the ETF: $43.38

Example 1: The Closing Price of the ETF on the first Call Valuation Date is $45.10, which is greater than the Initial Price of the ETF. Therefore, the Notes will be automatically called in respect of the first Call Valuation Date.

The table below shows the applicable Call Price per $1,000 principal amount Note (without considering any reinvestment of such Call Price) as compared to a range of hypothetical Reference Asset Returns. The Reference Asset Return reflects any change in price of the ETF from the Initial Price to the Final Price.

Table of Hypothetical Values

If Notes are Called in Respect of the First Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,096.00	$2,000
+ 90%	$1,096.00	$1,900
+ 80%	$1,096.00	$1,800
+ 70%	$1,096.00	$1,700
+ 60%	$1,096.00	$1,600
+ 50%	$1,096.00	$1,500
+ 40%	$1,096.00	$1,400
+ 30%	$1,096.00	$1,300
+ 20%	$1,096.00	$1,200
+ 10%	$1,096.00	$1,100
+ 5%	$1,096.00	$1,050
0%	$1,096.00	$1,000
- 5%	$1,096.00	$950
- 10%	$1,096.00	$900
- 20%	$1,096.00	$800
- 30%	$1,096.00	$700
- 40%	$1,096.00	$600
- 50%	$1,096.00	$500
- 60%	$1,096.00	$400
- 70%	$1,096.00	$300
- 80%	$1,096.00	$200
- 90%	$1,096.00	$100
- 100%	$1,096.00	$0

PS–3

Because the Closing Price of the ETF on the first Call Valuation Date is equal to or greater than the Initial Price, the Notes are automatically called and you will receive on the first Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $96.00, or a total payment of $1,096.00.

Example 2: The Closing Price of the ETF on the first Call Valuation Date is less than the Initial Price, but the Closing Price of the ETF on the second Call Valuation Date is $47.20, which is greater than the Initial Price.

The table below shows the applicable Call Price per $1,000 principal amount Note (without considering any reinvestment of such Call Price) as compared to a range of hypothetical Reference Asset Returns. The Reference Asset Return reflects any change in price of the ETF from the Initial Price to the Final Price.

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,192.00	$2,000
+ 90%	$1,192.00	$1,900
+ 80%	$1,192.00	$1,800
+ 70%	$1,192.00	$1,700
+ 60%	$1,192.00	$1,600
+ 50%	$1,192.00	$1,500
+ 40%	$1,192.00	$1,400
+ 30%	$1,192.00	$1,300
+ 20%	$1,192.00	$1,200
+ 10%	$1,192.00	$1,100
+ 5%	$1,192.00	$1,050
0%	$1,192.00	$1,000
- 5%	$1,192.00	$950
- 10%	$1,192.00	$900
- 20%	$1,192.00	$800
- 30%	$1,192.00	$700
- 40%	$1,192.00	$600
- 50%	$1,192.00	$500
- 60%	$1,192.00	$400
- 70%	$1,192.00	$300
- 80%	$1,192.00	$200
- 90%	$1,192.00	$100
- 100%	$1,192.00	$0

Because the Closing Price of the ETF on the second Call Valuation Date is equal to or greater than the Initial Price, the Notes are automatically called and you will receive on the second Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $192.00, or a total payment of $1,192.00.

PS–4

Example 3: The Closing Price of the ETF on both the first and second Call Valuation Dates is less than the Initial Price.

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call Valuation Date and the Second Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,288.00	$2,000
+ 90%	$1,288.00	$1,900
+ 80%	$1,288.00	$1,800
+ 70%	$1,288.00	$1,700
+ 60%	$1,288.00	$1,600
+ 50%	$1,288.00	$1,500
+ 40%	$1,288.00	$1,400
+ 30%	$1,288.00	$1,300
+ 20%	$1,288.00	$1,200
+ 10%	$1,288.00	$1,100
+ 5%	$1,288.00	$1,050

0%	$1,288.00	$1,000

- 5%	$1,000.00	$950
- 10%	$1,000.00	$900
- 20%	$1,000.00	$800
- 25%	$1,000.00	$750
- 30%	$700.00	$700
- 40%	$600.00	$600
- 50%	$500.00	$500
- 60%	$400.00	$400
- 70%	$300.00	$300
- 80%	$200.00	$200
- 90%	$100.00	$100
- 100%	$0.00	$0

As the table above demonstrates, if (i) the Notes are not called in respect of the first Call Valuation Date or the second Call Valuation Date and (ii) the Final Price of the ETF on the final Call Valuation Date is equal to or above the Initial Price, the Notes will be automatically called and you will receive on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $288.00, or a total payment of $1,288.00.

As the table above also demonstrates, if Notes are not automatically called and the Final Price of the ETF is below the Initial Price but equal to or greater than the Barrier Price, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000.

Finally, the table above demonstrates that (i) if Notes are not automatically called and (ii) the Final Price of the ETF on the Final Valuation Date is less than the Barrier Price, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return. Accordingly, if the Notes are not automatically called and if the Final Price is below the Barrier Price, your Notes will be fully exposed to any decline in the price of the ETF from the Initial Price of the ETF to the Final Price. In such a case, you will lose some or all of the principal amount of your Notes.

PS–5

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Call Valuation Dates, any Early Redemption Date, the Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders”, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe that Section 1260 should not apply at all to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes. Because application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

In addition, it is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the reference asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

PS–6

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Significant Loss—If the Notes are not called and the Final Price of the ETF is less than the Barrier Price, you will lose 1% of your principal amount for every 1% decline in the Final Price of the ETF as compared to the Initial Price. If the Notes are not called and the Final Price of the ETF is less than the Barrier Price, you will lose some or all of the principal amount of your Notes. You may lose up to 100% of your investment in the Notes.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Your Return on the Notes is limited to the Applicable Call Price—If the Notes are automatically called in respect of any Call Valuation Date, you will receive on the applicable Early Redemption Date a payment per $1,000 principal amount Note of $1,000 plus a pre-determined call premium, as described above, regardless of the performance of the ETF from the Initial Price to the applicable Call Valuation Date or the Reference Asset Return.

•

Potential Early Exit—While the original term of the Notes is approximately three years, the Notes will be automatically called if the Closing Price of the ETF on any Call Valuation Date is at or above the Initial Price. If the Notes are automatically called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this pricing supplement. If the Notes are called with respect to any Call Valuation Date, you will not be entitled to participate in any appreciation of the ETF after such Call Valuation Date, which may be significant.

PS–7

•

Whether or Not the Notes Will be Automatically Called Prior to Maturity and, if the Notes Are Not Automatically Called Prior to Maturity, Any Payment at Maturity of Your Notes Will Not be Based on the Price of the ETF at Any Time Other than the Closing Price on the applicable Call Valuation Date or the Final Valuation Date, Respectively—Whether or not your Notes will be automatically called prior to maturity will depend solely on the Closing Price of the ETF on each Call Valuation Date. The Final Price of the ETF and the Reference Asset Return will be based solely on the Closing Price of the ETF on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the Closing Price of the ETF on any Call Valuation Date is less than the Initial Price, the Notes will not be automatically called in respect of that Call Valuation Date. Similarly, if the Closing Price of the ETF on the Final Valuation Date is less than the Barrier Price, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the price of the ETF at a time when the price of the ETF was at or above the Barrier Price. If the Closing Price of the ETF drops precipitously on any Call Valuation Date or the Final Valuation Date, the final payment that you will receive on your Notes may be significantly less than it would have been had the payment on your Notes been linked to the price of the ETF prior to such drop.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the MSCI Emerging Markets IndexSM (the “Underlying Index”), which is the underlying Index of the ETF, are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Non-U.S. Securities Markets Risks—The stocks included in the Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks associated with Emerging Markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Underlying Index, and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

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The ETF may underperform the Underlying Index. The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction

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costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of ETF and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the ETF

General

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated January 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The ETF is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the ETF. The ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the ETF, please see the ETF’s prospectus. In addition, information about iShares® and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at

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www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on the iShares® website, or of any other publicly available information about the ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the Underlying Index. The ETF holds equity securities traded primarily in the global emerging markets. The Underlying Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the Underlying Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of September 30, 2012, the ETF holdings by country consisted of the following 23 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, Philippines, Poland, Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. As of December 10, 2012, the ETF’s three largest holdings by country were China, South Korea and Brazil and its three largest holdings by sector were financials, information technology and energy.

The ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Underlying Index. The ETF generally invests at least 90% of its assets in securities of the Underlying Index and depository receipts representing securities in the Underlying Index. In addition, the ETF may invest up to 10% of its assets in other securities, including securities not in the Underlying Index, but which BFA believes will help the ETF track the Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the Underlying Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and the Underlying Index. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

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Historical Information

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below:

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$39.85	$34.52	$38.75
June 30, 2007	$44.62	$38.74	$43.82
September 30, 2007	$50.49	$37.15	$49.78
December 31, 2007	$55.83	$47.22	$50.10
March 31, 2008	$50.75	$40.68	$44.79
June 30, 2008	$52.48	$44.43	$45.19
September 30, 2008	$44.76	$30.88	$34.53
December 31, 2008	$34.29	$18.22	$24.97
March 31, 2009	$27.28	$19.87	$24.81
June 30, 2009	$34.88	$24.72	$32.23
September 30, 2009	$39.51	$30.25	$38.91
December 31, 2009	$42.52	$37.30	$41.50
March 31, 2010	$43.47	$35.01	$42.12
June 30, 2010	$44.02	$35.21	$37.32
September 30, 2010	$44.99	$36.76	$44.77
December 31, 2010	$48.62	$44.51	$47.62
March 31, 2011	$48.75	$44.25	$48.69
June 30, 2011	$50.43	$44.77	$47.60
September 30, 2011	$48.63	$34.71	$35.07
December 31, 2011	$43.21	$33.43	$37.94
March 31, 2012	$44.91	$38.21	$42.94
June 30, 2012	$43.75	$36.58	$39.19
September 28, 2012	$42.83	$37.15	$41.32
December 14, 2012*	$43.65	$39.93	$43.38

*	High, low and closing prices are for the period starting October 1, 2012 and ending December 14, 2012.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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The following graph sets forth the historical performance of the ETF based on the daily closing prices from August 27, 2003 through December 14, 2012. The Closing Price of the ETF on December 14, 2012 was $43.38.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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